NYCH/GCIA Waste Supply Agreement
                      WASTE SUPPLY AGREEMENT BY AND BETWEEN
                   THE GLOUCESTER COUNTY IMPROVEMENT AUTHORITY
                       AND NEW YORK CROSS HARBOR RAILROAD



         THIS WASTE SUPPLY AGREEMENT (hereinafter referred to as "Agreement"), is entered into this March 12, 1999 by and between the GLOUCESTER COUNTY IMPROVEMENT AUTHORITY, with its principal place of business at 109 Budd Boulevard, Woodbury, New Jersey 08096 (hereinafter referred to as "Authority") and NEW YORK CROSS HARBOR RAILROAD (hereinafter referred to as "NYCH").

         WHEREAS, the Authority has agreed to accept certain non-processible waste types (to be further defined hereinafter) for a certain specified fee, under certain terms and conditions, at its Landfill at the Gloucester County Solid Waste Complex located in South Harrison Township, Gloucester County, New Jersey (hereinafter referred to as the "Landfill"); and

         WHEREAS, NYCH has agreed to deliver certain acceptable waste to the Landfill in accordance with the terms and conditions and fees as are set forth in this Agreement;

         NOW, THEREFORE, in consideration of mutual promises, terms and conditions set forth below, the Authority and NYCH agree as follows:

         1. Acceptable Waste is defined as non-processible and/or non-burnable permitted waste types including (a) the non-processible and/or non-burnable portion of Waste ID Type 13 (bulky waste); the non-processible and/or non-burnable portion of Waste ID Type 13C (construction & demolition waste); Waste ID Type 27 (dry industrial non-hazardous waste. Unacceptable Waste includes (a) Waste ID Type 10 (household, commercial, institutional waste); Waste ID Type 23 (vegetative waste), Asbestos and (b) hazardous refuse of any kind or type (including those regulated under 42 U.S.C. 6921-6925 and regulations thereunder adopted by the United States Environmental Protection Agency pursuant to the Resource Conservation and Recovery Act of 1976, 90 Stat. 2806, 42 (U.S.C. 6901), such as cleaning fluids, crankcase oils, cutting oils, paints, acids, caustics, poisons, drugs, radioactive materials, fine powdery earth used to filter cleaning fluid and refuse of similar nature and (b) all other items of waste which the Authority reasonably believes would be likely to pose a threat to health or safety or the acceptance and disposal of which may cause damage to the Landfill or may be in violation of any judicial decision, order or action of any federal, state or local government or any agency thereof, or any other regulatory authority or applicable law or regulations. If any governmental agency or entity having jurisdiction shall in the future determine that any substance which is not, as of the date of this Agreement, considered harmful or of a toxic nature or dangerous, is at any such future time recognized as harmful, toxic, dangerous or otherwise subject to regulation in any manner as hazardous waste, such substance shall thereupon, as to future deliveries, cease to constitute Acceptable Waste.

         2. Manner of Delivery (a) NYCH agrees to deliver Acceptable Waste in a clean, orderly and safe manner during scheduled delivery days and hours (as per Exhibit I) and in such manner that the Acceptable Waste will not be spilled or blown on the Landfill. Should Acceptable Waste be so spilled or blown due to the negligence or willful acts or omissions of NYCH or its subcontractors, NYCH will promptly, at its sole cost, collect and remove such spilled or blown Acceptable Waste and if NYCH fails to do so, NYCH shall be liable to the Authority for all costs of such clean-up by the Authority. The Authority may inspect the contents of any vehicle delivering waste to the Landfill and may require NYCH, if it delivers to the Landfill Unacceptable Waste or Hazardous Waste, both as defined herein, to separate all Unacceptable Waste or Hazardous Waste from Acceptable Waste. If such separation is impractical, the Authority may refuse the entire load. NYCH agrees to adhere to Landfill safety rules and regulations at all times while on the Landfill premises as specified in Exhibit II attached and made a part hereto. The Authority will accept title to all Acceptable Waste upon acceptance of it for processing at the Landfill.

         (b) For purposes of this Agreement, (i) "Unacceptable Waste" means any waste other than Acceptable Waste and (ii) "Hazardous Waste" means any chemical, pollutant, contaminant, toxic substance, hazardous or extremely hazardous material or substance, radioactive material, or oil or petroleum product, as such terms or any similar terms are used under any applicable federal, state or local statutory or common laws, regulations, rules or ordinance relating to pollution or protection of the environment, natural resources or human health.



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         3. Removal of Waste NYCH agrees to remove from the Landfill at its sole cost any waste rejected by the Authority in accordance with Section 7, and NYCH shall not be obligated to pay a tipping fee for waste so rejected. NYCH will, in the event the Authority is required to segregate such waste and remove it from the Landfill, be charged for any costs incurred by the Authority for such segregation and removal.

         4. Landfill Access The Authority shall have the right to designate certain highway routes to be used by NYCH to deliver Acceptable Waste to the Landfill. NYCH agrees to utilize only those Gloucester County designated routes, which shall constitute reasonable direct access to the Landfill. In accordance with the preceding, NYCH will abide by these designated routes for access to or egress from the Landfill.

         The Authority may take whatever action is necessary to insure compliance with the above directives, including barring the offending truck from the Landfill or termination of this Agreement, at the sole discretion of the Authority.

         5. Delivery Vehicles NYCH shall cause all vehicles used for deliveries of Acceptable Waste to the Landfill to be registered, in safe and clean condition, and, in good repair. Each delivery vehicle shall not exceed sixty
(60) feet in length.

         6. Weighing Procedures The Authority shall utilize and maintain a motor truck scale to weigh all vehicles delivering Acceptable Waste to the Landfill. Waste vehicles delivering Acceptable Waste to the Landfill shall have the truck number and all required documentation and registrations conspicuously displayed on the vehicle. Each incoming waste vehicle shall be weighed, indicating gross weight, time, point of origin and truck identification number on a weight record. Each vehicle will also be weighed after unloading.

         7. Refusal of Delivery The Authority shall have the right without any liability to NYCH to refuse deliveries of:
         a) Any waste delivered other than during the established receiving hours as posted by the Authority.
         b) Any Acceptable Waste which the Authority is unable to accept due to causes beyond its reasonable control.
         8. Tipping Fee and Payment NYCH agrees to pay the Authority $20.00 per ton ("short ton" of 2000 pounds), inclusive of all existing taxes and/or surcharges, of Acceptable Waste actually delivered to the Landfill, by, or on behalf of, NYCH, but shall have no obligation to deliver any minimum quantity.
         The Authority will invoice NYCH monthly. All payments for the preceding month shall be due and payable within thirty (30) days after the date of receipt on the invoice. Payments should be made to:
                           Gloucester County Improvement Authority
                           109 Budd Blvd.
                           Woodbury, NJ 08096

Any amount not received within thirty (30) days of the date of the invoice shall bear interest at the lesser of one and one-half percent (1-1/2%) or the maximum legal rate per month or fraction thereof.
         In the event that NYCH is sixty (60) days in arrears on payment, waste will only be accepted if there is an escrow account which has been established by NYCH. There will be no more monthly invoices. The total cost of each day's tipping fee shall be deducted from the escrow account of NYCH. It is the responsibility of NYCH to maintain sufficient funds in their escrow account to cover their daily tipping fees. Escrow account payment checks may be sent to the GCIA at the address below or delivered to the weighmaster located in the scalehouse at the Gloucester County Solid Waste Complex:

                           Gloucester County Improvement Authority
                           109 Budd Blvd.
                           Woodbury, NJ 08096

In the event any additional taxes or surcharges are imposed on the Authority by any government or regulatory body, other than income taxes, after the date hereof, the tip fee will be adjusted to reflect such taxes or surcharges, but only after the Authority has provided at least thirty (30) days written notice of such adjustment to NYCH.

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         9. Term The term of this Agreement shall commence upon the Authority's receipt of a fully executed Agreement and shall expire on December 31, 2000 (the "Term"). This Agreement may be extended for additional one (1) year term(s) provided that all parties agree to the extensions. A party may elect not to renew the Agreement and terminate any further obligation thereunder by providing sixty (60) days advanced notice to the other parties of the party's intention not to renew this Agreement.

         10. Limitation of Liability Except for the provisions of Section 12 hereof, whether based upon contract, tort, warranty or otherwise arising out of the performance or non-performance by either NYCH or the Authority of its obligations hereunder, neither NYCH nor the Authority shall be liable for or obligated in any manner to pay special, consequential or indirect damages, including, but not limited to, loss of profits.

         11. Applicable Law The laws of the State of New Jersey shall govern the validity, interpretation, construction and performance of these terms and conditions.

         12. Compliance with Laws Each party shall comply with all federal, state and local laws and regulations and administrative positions. Each party has, and will renew, all permits, licenses or permissions of governmental authorities necessary in connection with the performance of its obligations hereunder.

         13. Notices All notices hereunder shall be in writing with notice deemed to be given upon receipt, addressed as follows:

                  If to NYCH:            New York Cross Harbor Railroad
                                         Attn: Nick Zuvic and Robert Bentley
                                         4302 First Avenue
                                         Brooklyn, New York 11232

                  If to the Authority:   Gloucester County Improvement Authority
                                         Attn:  Executive Director
                                         109 Budd Boulevard
                                         Woodbury, New Jersey 08096

         Changes in the respective address to which such notices shall be sent may be made from time to time by either party by notice to the other party. Notice given otherwise than by mail shall be effective when received.

         14. Miscellaneous This agreement is the entire agreement between the parties, and supersedes and replaces all prior and contemporaneous understandings, agreements and negotiations of the parties as to the subject matter herein. This Agreement may only be amended by a signed writing of both parties.


WITNESS the execution hereof as an instrument under seal as of the date first above written.


                                         Gloucester County Improvement Authority
                                    By:  Gloucester County Improvement Authority

                                    By:
                                          --------------------------------------
                                          David P. Fanslau, Chairman

                                          Date:
                                           -------------------------------------

                                          New York Cross Harbor Railroad
                                      By: New York Cross Harbor Railroad

                                      By:
                                           -------------------------------------

                                           Print Name:
                                           -------------------------------------

                                           Its:
                                           -------------------------------------
                                           Date:
                                           -------------------------------------


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                                    EXHIBIT I

Gloucester County Solid Waste Complex
Location:         503 Monroeville Road (CR 694)
                  South Harrison Township

Telephone:        (609) 478-6045

Hours of Operation:        7:30 a.m. - 3:30 p.m.
                           Monday through Friday

Days Closed:               New Year's Day            January 1, 1999
                           Martin Luther King Day    January 19, 1999
                           Good Friday               April 2, 1999
                           Memorial Day              May 31, 1999
                           Independence Day          July 5,  1999
                           Labor Day                 September 6, 1999
                           Election Day              November 2, 1999
                           Thanksgiving Day          November 25, 1999
                           Christmas Eve (1/2 day)   December 23, 1999
                           Christmas Day             December 24, 1999








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                                   EXHIBIT II


                          SAFETY RULES AND REGULATIONS


1.       10 - 15 mph on Authority Property; follow all posted signs.

2.       Approach scale SLOWLY;  No sudden stops or starts!

3.       Wait for scale to be clear before proceeding.

4.       Proceed to workface for tipping of load.

5.       Stay by your vehicle AT ALL TIMES.

6.       Clean debris from rear of your vehicle before leaving workface.

7. DO NOT release or unscrew hold-downs or latches until arrival on the workface.

8.       No riding on the rear of vehicles while on Authority Property.

9.       No littering on Authority Property.

10.      Maintenance of vehicles will not be permitted on the workface.

11. The use or possession of alcohol, narcotics or any controlled substance is STRICTLY FORBIDDEN!!

12.      No smoking on the workface.